Exhibit 99.1

ADVAXIS aPPOINTS GREGORY T. MAYES AS chief operating officer

Princeton, NJ – October 28, 2013 – Advaxis, Inc., (NASDAQ: ADXS), a leader in developing the next generation of immunotherapies for cancer and infectious diseases, announced that it has appointed Gregory T. Mayes to the new position of Executive Vice President and Chief Operating Officer.

Mr. Mayes joins Advaxis following the recent closing of a financing totaling $26.5 million and an uplisting to the NASDAQ Capital Market. Advaxis is now positioned to maximize the potential of its proprietary immunotherapy technology platform and focus its resources on advancing its lead product candidate, ADXS-HPV, into registrational studies for invasive cervical cancer.

Mr. Mayes has 15 years of experience as a biopharmaceutical executive with a deep and diverse background in the life sciences field and is a strategic leader with a proven track record heading multiple core operational areas of the business. Mr. Mayes will report directly to Daniel J. O’Connor, Chief Executive Officer, and will be responsible for leading Advaxis’ business operations, including business development and licensing, legal affairs, commercial planning, information technology, and human resources.

Mr. Mayes stated, “The opportunity to fully exploit an immuno-oncology technology that has shown early evidence of effectiveness in the clinic, alongside an expert team of executives and employees in what is clearly the hottest area of oncology research and development, is truly a once in a lifetime opportunity. I look forward to contributing significantly to the team to realize the full potential that lies within Advaxis, and, most importantly, the ability to develop new treatment options for patients with cancer around the world.”

“On behalf of the Board of Directors and the Executive Management Team, I would like to welcome Greg to the Advaxis team. I had the pleasure of hiring and working with Greg at ImClone. During that time, together we were able to achieve many transformational milestones that had significant impact on shareholder value. Greg’s broad and diverse background, combined with his passion and proven track record as an operational executive, will certainly be invaluable to Advaxis. While we have made tremendous progress this year, we have an exciting and challenging road ahead, with much that still needs to be accomplished. I have no doubt that the Advaxis management team is well poised and prepared to execute and deliver results on all fronts,” commented Daniel J. O’Connor, President and Chief Executive Officer of Advaxis.

Mr. Mayes is the former Executive Vice President, Human Resources for Dendreon Corporation, the leading pioneer in the field of immuno-oncology research and development, where he was a member of the Executive Committee. Prior to Dendreon, Mr. Mayes was the President of Unigene Laboratories, Inc. (2010 to 2012) where he primarily led out-licensing efforts for the company's novel oral peptide drug delivery platform. Prior to Unigene, Mr. Mayes served as the Vice President, General Counsel, and Chief Compliance Officer at ImClone Systems Corporation, a wholly owned subsidiary of Eli Lilly (2004 to 2010). While serving at ImClone in positions of increasing responsibility, Mayes supported the clinical development and commercialization of ERBITUX® (cetuximab), led the development and oversight of the company’s first corporate compliance program, and contributed significantly to activities related to Eli Lilly’s $6.5 billion acquisition of ImClone in 2008. Mayes also served as Senior Counsel at AstraZeneca Pharmaceuticals LP where he provided a wide range of legal services in connection with the development and commercialization of five approved products in the company’s oncology portfolio (2001 to 2004). Earlier, Mr. Mayes worked in private practice at Morgan Lewis LLP, a national law firm.  He earned his B.S. degree from Syracuse University cum laude where he was recognized as a Remembrance Scholar and he earned his J.D. degree from the Temple University School of Law where he was the Articles Editor on the Temple Law Review.

In connection with his appointment, Mr. Mayes received a one-time inducement award of 150,000 restricted shares, 37,500 (25%) of which are fully vested and not subject to forfeiture as of the grant date. The remaining shares vest annually over a three-year period, which vesting may be accelerated in certain circumstances as provided in the terms of his award agreement.

About Advaxis, Inc.

Advaxis is a clinical-stage biotechnology company developing the next generation of immunotherapies for cancer and infectious diseases. Advaxis immunotherapies are based on a novel platform technology using live, attenuated bacteria that are bio-engineered to secrete an antigen/adjuvant fusion protein(s) that is designed to redirect the powerful immune response all human beings have to the bacterium to the cancer itself.

ADXS-HPV is currently being evaluated in four clinical trials for human papillomavirus (HPV)-associated cancers: recurrent/refractory cervical cancer (India), locally advanced cervical cancer (GOG/NCI U.S. study, Clinical Trials.gov Identifier NCT01266460), head & neck cancer (CRUK study, Clinical Trials.gov Identifier NCT01598792), and anal cancer (BrUOG study, Clinical Trials.gov Identifier NCT01671488). Advaxis has over 15 distinct immunotherapies in various stages of development, developed directly by Advaxis and through strategic collaborations with recognized centers of excellence such as: the National Cancer Institute, Cancer Research – UK, the University of Pennsylvania, the Georgia Regents University Cancer Center, and others.

For more information please visit: www.advaxis.com

Forward-Looking Statements

This news release contains forward-looking statements, including, but not limited to: statements regarding the opportunity to fully exploit an immuno-oncology technology, the ability to develop new treatment options for patients with cancer around the world, and the ability of the Advaxis management team to execute and deliver results on all fronts. These forward-looking statements are subject to a number of risks, including the risk factors set forth from time to time in Advaxis' SEC filings, including but not limited to its report on Form 10-K for the fiscal year ended October 31, 2012, which is available at http://www.sec.gov. Advaxis undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. You are cautioned not to place undue reliance on any forward-looking statements.

Contact Information:

Diana Moore	Jenene Thomas
Director, Investor Relations and Business Development	Investor Relations and Corporate Communications Advisor
Advaxis, Inc.	Jenene Thomas Communications, LLC
dmoore@advaxis.com	thomasjenene@gmail.com
609.452.9814	908.938.1475

SOURCE: Advaxis, Inc.

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